Exhibit 10.28
FIRST AMENDMENT TO CREDIT AGREEMENT
This First Amendment to Credit Agreement (this “Amendment”) is made as of December 23, 2019 by and among BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), several banks, financial institutions and other entities referred to in the signature pages to this Amendment (collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually, but as “Administrative Agent”.
RECITALS
A.    The Borrower, the Administrative Agent, and the Lenders are parties to a Credit Agreement dated as of January 11, 2019 (the “Credit Agreement”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
B.    Borrower has requested certain modifications to the terms of the Credit Agreement as provided herein.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AMENDMENTS
1.The foregoing recitals to this Amendment are incorporated into and made part of this Amendment.
2.    The following definitions are being added or restated as follows:
“Permitted Tax Incentive Transaction” means any transaction or series of related transactions relating to an issuance of all Indebtedness and other obligations (collectively, “Tax Incentive Indebtedness”) arising in connection with the issuance of bonds, notes or other obligations by a Governmental Authority located in the United States (each, a “Tax Incentive Issuer”) to mitigate real estate and/or ad valorem Taxes otherwise payable in connection with the ownership of any Property (each, a “Tax Incentive Property”), the fee title to which is owned (or leased) by a Tax Incentive Issuer, and subsequently leased (or subleased) by the Subsidiary from the Tax Incentive Issuer, such transaction or series of transactions being governed by, among other documents, any indenture or other agreement governing or evidencing the Tax Incentive Indebtedness, entered into by and between a Tax Incentive Issuer and the trustee of the bonds in connection with the issuance of such Tax Incentive Indebtedness, if applicable (each, an “Tax Incentive Indenture”), any lease agreement entered into by and between a Subsidiary and an Tax Incentive Issuer (or any affiliate thereof) in connection with the issuance by such Tax Incentive Issuer of Tax Incentive Indebtedness (each, a “Tax Incentive Lease Agreement”), any guaranty or similar agreement entered into by any Subsidiary to guaranty, for the benefit of the bondholder (which, pursuant to (iii) below, shall be the applicable Subsidiary, or an affiliate thereof), certain payments due in connection with the issuance of Tax Incentive Indebtedness, including, without limitation, the payment of principal and interest due under the bonds, notes, or other obligations evidencing the Tax Incentive Indebtedness, and Tax Incentive Issuer or trustees fees and expenses, if any, due under the trust indenture (each, an “Tax Incentive Guaranty”), PILOT agreements, tax incentive agreements, and any other certificate, agreement, document or instrument, in each case, executed and delivered by any Subsidiary, Tax Incentive Issuer, or the trustee of any bonds in connection with such issuance of Tax Incentive Indebtedness and related tax incentives (collectively, “Tax Incentive Documents”) which satisfy the following criteria: (i) any net cash proceeds of the Tax Incentive Indebtedness under such Tax Incentive Documents are used for the purpose of acquiring, constructing, developing, expanding, installing and/or upgrading an Tax Incentive Property, (ii) such Tax Incentive Indebtedness is non-recourse to the Loan Parties (other than as expressly provided in the applicable Tax Incentive Guaranty, if any), and any successors and/or assigns of such Loan Parties in the event of a transfer or assignment of the applicable Tax Incentive

Lease Agreement and all of the rights and obligations of such Subsidiary under each other Tax Incentive Document (including any Tax Incentive Guaranty) to an assignee who is a Person that is not a Subsidiary, (iii) the applicable Subsidiary (or any affiliate thereof) is the purchaser of the taxable bonds, or holder of the applicable notes or other obligations issued or to be issued in connection with such Tax Incentive Indebtedness (and, so long as such Tax Incentive Property is an Unencumbered Property, at all times such Subsidiary (or any affiliate thereof) shall remain the owner or holder thereof), (iv) the base payments due under the Tax Incentive Lease Agreement are equivalent to the debt service due under any bonds, notes or other obligations evidencing the Tax Incentive Indebtedness (other than the payment of a nominal sum as additional annual base rent during the term of the Tax Incentive Lease Agreement), (v) the applicable Tax Incentive Lease Agreement or another Tax Incentive Document grants to the applicable Subsidiary the option to re-acquire title to all or any portion of such Tax Incentive Property for a nominal sum at any time without further consent of the Tax Incentive Issuer or any other party other than the Subsidiary (of affiliate thereof) in its capacity as the bondholder or holder of the note or other obligation, either directly or through the trustee of the applicable bonds evidencing the Tax Incentive Indebtedness, (vi) no Tax Incentive Document entered into in connection with such Tax Incentive Indebtedness shall limit in any material respect the use by any Subsidiary of its property or assets (including the applicable Tax Incentive Property), except as may be required by applicable law to maintain the designation of the Tax Incentive Property as a “project” pursuant to the applicable legislation governing such tax incentive structures, (vii) no Tax Incentive Document entered into in connection with such Tax Incentive Indebtedness shall limit the ability of the Subsidiary to finance its interest in the Tax Incentive Property, including mortgaging the leasehold estate created under the Tax Incentive Lease Agreement, (viii) no Tax Incentive Document entered into in connection with such Tax Incentive Indebtedness shall limit the ability of the Subsidiary to transfer its interest in the Tax Incentive Property, except for any requirement for a consent from the Tax Incentive Issuer that is considered administrative and which can reasonably expected to be obtained in the ordinary course of business, and (ix) no Tax Incentive Document shall contain a “clawback” provision pursuant to which there could be an obligation by the Borrower or the applicable Subsidiary to repay a material portion of prior tax benefits received other than due to material breach by the Borrower or the applicable Subsidiary.
“Property Value” means for a Property: (i) with respect to any Property owned (or, subject to the limitation set forth in the definition of Total Unencumbered Property Pool Value, is ground leased pursuant to a Financeable Ground Lease or a Tax Incentive Lease Agreement) directly or indirectly by the Borrower, any Subsidiary, any Unconsolidated Affiliate, any Exchange Property Owner or any Exchange Fee Titleholder collectively for less than eight full fiscal quarters, the current Property Investment Value of such Property; and (ii) with respect to any Property owned directly or indirectly by the Borrower, any Subsidiary, any Unconsolidated Affiliate, any Exchange Property Owner or any Exchange Fee Titleholder collectively for eight or more full fiscal quarters, the greater of (a) the Net Operating Income for such Property for the most recently completed fiscal quarter annualized divided by the applicable Capitalization Rate and (b) zero. A Property contributed to a joint venture by the Borrower, or any Subsidiary shall be deemed to have been owned by such joint venture from the date of such contribution and any Property acquired by the Borrower, or any Subsidiary from an affiliated joint venture shall be deemed to have been acquired by such Borrower, or any Subsidiary on the date of such acquisition from such joint venture.
“Unencumbered Property” means a Property (other than an Exchange Property except as hereinafter provided) that is designated by the Borrower as an Unencumbered Property and: (i) is completed and located in the continental United States or, subject to the limitations in the definition of Total Unencumbered Property Pool Value, which is an Asset Under Development; (ii) is 100% owned in fee simple (or, subject to the limitation set forth in the definition of Total Unencumbered Property Pool Value, is ground leased pursuant to a Financeable Ground Lease or a Tax Incentive Lease Agreement) by the Borrower, a wholly owned Subsidiary, an Exchange Fee Titleholder, or subject to the limitation set forth in the definition of Total Unencumbered Property Pool Value, a Subsidiary that is at least 90% owned directly or indirectly by Borrower provided no consent from a minority owner is required in order for the Borrower to cause a sale or refinancing of such Unencumbered

Property, and so long as any such Subsidiary (whether or not wholly-owned) is a Guarantor (to the extent required by the Section entitled “Release of Guarantors”); (iii) is not subject to any Liens or encumbrances other than clauses (a), (b), (c), (d), (f), (j), (k), and (n) of the definition of Permitted Encumbrances, or a Lien securing bonds, notes or other obligations issued pursuant to a Permitted Tax Incentive Transaction; (iv) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any applicable Subsidiary Owner) which prohibits or limits the ability of the Borrower or any applicable Subsidiary Owner, as the case may be, to create, incur, assume or suffer to exist any Lien upon any Unencumbered Property (or the leasehold estate therein created by a Financeable Ground Lease or a Tax Incentive Lease Agreement, as applicable), or Equity Interests of such Subsidiary Owner, except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Indebtedness of the Borrower and such Subsidiary Owner not prohibited hereunder; (v) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any applicable Subsidiary Owner) which entitles any Person to the benefit of any Lien on such Property (other than the Lien securing repayment of bonds, notes or other obligations issued pursuant to, or fees and expenses of the Tax Incentive Issuer or trustee incurred in connection with, a Permitted Tax Incentive Transaction, or the Equity Interests in such Subsidiary Owner or Exchange Fee Titleholder, or would entitle any Person to the benefit of any Lien on such Property or Equity Interests upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause) other than any agreement entered into in connection with the financing of such Property and the pledge of such Property as security for any financing pending the closing of such financing, provided that such Property shall cease to be an Unencumbered Property upon the closing of such financing; (vi) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Property, and (b) if applicable, the organizational documents of Borrower or any applicable Subsidiary Owner) which prohibits or limits the ability of the Borrower or such Subsidiary Owner or Exchange Fee Titleholder, as the case may be, to make pro rata Restricted Payments to Borrower or any applicable Subsidiary Owner of income arising out of such Property or prevents such Subsidiary Owner from transferring such Property (other than (x) any restriction with respect to a Property imposed pursuant to an agreement entered into for the sale or disposition of such Property pending the closing of such sale or disposition or in connection with a 1031 exchange or any restriction in connection with a Permitted Tax Incentive Transaction that complies with the condition set forth in clause (viii) of the criteria for such transactions, and (y) any restriction with respect to a Subsidiary Owner that owns such Property imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary Guarantor pending the closing of such sale or disposition); and (vii) is not the subject of any issues which would materially and adversely impact the operation of such Property. No Property owned by a Subsidiary Owner shall be deemed to be an Unencumbered Property unless (a) both such Property and all Equity Interests of the Subsidiary Owner held directly or indirectly by the Borrower are not subject to any Lien, except as otherwise expressly permitted herein, including, without limitation, in connection with a Permitted Tax Incentive Transaction, (b) each intervening entity between the entity immediately below DCTRT Real Estate Holdco LLC and such Subsidiary Owner does not have any Indebtedness for borrowed money or, if such entity has any Indebtedness, such Indebtedness is unsecured, and (c) neither such Subsidiary Owner nor any intervening entity between the entity immediately below DCTRT Real Estate Holdco LLC and such Subsidiary Owner is subject to insolvency proceedings, unable to pay debts or subject to any writ or warrant of attachment. A Property that is subject to an option to purchase shall not be disqualified by the requirement in clause (vi) from being an Unencumbered Property so long as the Property can be transferred subject to the rights of the optionee provided that if the option to purchase is for a fixed price as distinguished from a market price, the Unencumbered Asset Value for such Property shall be equal to the lesser of (x) the amount determined in accordance with the definition of Unencumbered Asset Value, or (y) the option price for such Property. Notwithstanding the foregoing, Exchange Properties that are part of the Exchange Program may be included as Unencumbered Properties during the period of time that the Exchange Beneficial Interests or tenant in common interests are being marketed, such marketing period not to exceed 24 months, if all of the requirements set forth in this definition for an Unencumbered Property are met other than (A) the ownership percentage requirement (including without limitation the requirement set forth in clause (ii) of this definition), (B) the requirement that they not be Exchange Properties, (C) any requirement that the owner of such Property become a Subsidiary Guarantor (so long as the applicable Exchange Depositor and any applicable Subsidiary owning tenant in common interests that have not been sold is a Subsidiary Guarantor), (D) any requirement that the Unencumbered Property not be subject to any agreement which prohibits or limits the ability of the Borrower or any applicable Subsidiary Owner, as the case may be, to create, incur, assume or suffer to exist any Lien upon any Unencumbered Property; provided that (for the avoidance of doubt), with respect to Exchange Properties, the Equity Interests of the Subsidiary Owner shall not be subject to any agreement that prohibits or limits the ability of the Borrower or such Subsidiary Owner, as the case may be, to create, incur, assume or suffer to exist any Lien on such Equity Interests, or (E) any requirement set forth in clauses (a), (b) or (c) immediately above, except that for purposes of calculating unencumbered pool financial covenants, only the pro rata share of value and income (corresponding to the pro rata share of the Exchange Beneficial Interests in the Exchange Property Owner or the tenant in common interests that are still owned by the Consolidated Group) shall be counted. Nothing herein shall prohibit an Unencumbered Property hereunder from constituting an unencumbered asset in connection with any other Indebtedness; provided that such Indebtedness is otherwise not prohibited pursuant to the terms of this Agreement.
3.    The following new Section 13.22 is hereby added to the Credit Agreement:
13.22    Special Provisions regarding Permitted Tax Incentive Transactions. Notwithstanding any provision in this Agreement to the contrary, any Lien created in connection with a Permitted Tax Incentive Transaction solely to secure repayment of a bond, note or other obligation owned by Borrower or a Subsidiary (or any affiliate thereof) shall be deemed a Permitted Encumbrance. In furtherance of the foregoing, (i) nothing in the definition of Property shall preclude a Tax Incentive Property under a Permitted Tax Incentive Transaction from constituting Property; (ii) the definition of Subsidiary Owner shall include any Subsidiary that leases Tax Incentive Property pursuant to a Tax Incentive Lease Agreement under a Permitted Tax Incentive Transaction; (iii) the definition of Guarantee Obligation shall exclude any obligation incurred by any Person pursuant to a Tax Incentive Guaranty so long as Borrower or a Subsidiary is the holder of the bond, note or other obligation that is guaranteed; (iv) no Tax Incentive Lease Agreement entered into in connection with a Permitted Tax Incentive Transaction shall constitute (or be deemed to constitute) Indebtedness or a Sale-Leaseback Master Lease; (v) the provision of Section 8.13 with respect to any Subsidiary that owns any Unencumbered Property shall also apply to any Subsidiary that leases an Unencumbered Property that is a Tax Incentive Property pursuant to a Tax Incentive Lease Agreement, such that such Subsidiaries shall become Subsidiary Guarantors pursuant to the terms of this Agreement; and (vi) the investment of any Subsidiary in bonds issued in connection with any Permitted Tax Incentive Transaction shall not constitute an Investment.
For the avoidance of doubt, (a) any applicable amounts pursuant to subsections (i) and (ii) of the definition of Net Operating Income related to a third-party lease affecting any Tax Incentive Property shall be included in the calculation of Net Operating Income for such Tax Incentive Property, but interest income of any Subsidiary from bonds issued in connection with any Permitted Tax Incentive Transaction and related rent expense under any Tax Incentive Lease Agreement with respect to the applicable Tax Incentive Property shall be disregarded for purposes of calculating Net Operating Income for such Tax Incentive Property; (b) interest payable by any Subsidiary under Tax Incentive Indebtedness in connection with any Permitted Tax Incentive Transaction (to the extent such Subsidiary is also the owner or holder of the bonds issued in connection with such Permitted Tax Incentive Transaction) shall be excluded from the calculation of Recurring Interest Expense; (c) the calculation of Total Asset Value shall include the Property Value, Property Investment Value, unrestricted cash and Cash Equivalents and any other amounts which would otherwise be included in the calculation of Total Asset Value with respect to any other Property, of any Tax Incentive Property, but the investment of any Subsidiary in bonds issued in connection with any Permitted Tax Incentive Transaction shall be excluded from any calculation of Total Asset Value; (d) the term Indebtedness shall not include any Tax Incentive Indebtedness (including pursuant to an Tax Incentive Guaranty) under any Permitted Tax

Incentive Transaction; and (e) no Tax Incentive Indebtedness (including pursuant to a Tax Incentive Lease Agreement or a Tax Incentive Guaranty) shall constitute a “liability” for purposes of determining Consolidated Tangible Net Worth (but other liabilities that are current and payable to a party other than Borrower or a Subsidiary in connection with the Tax Incentive Property such as indemnification obligations shall constitute a “liability”).
4.    Sections 10.1(c), (d) and (g) are hereby amended by deleting the phrase “commencing with the fiscal quarter immediately following a Material Acquisition” and inserting in lieu thereof the phrase “commencing with the fiscal quarter during which a Material Acquisition occurs”.
5.    The following new Section 13.23 is hereby added to the Credit Agreement:
13.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 13.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

6.    The Borrower hereby represents and warrants the following:
a)    no Default exists under the Loan Documents;
b)    the Loan Documents are in full force and effect and Borrower has no defenses or offsets to, or claims or counterclaims relating to, its obligations under the Loan Documents;
c)    there has been no material adverse change in the financial condition of the Borrower as shown in its September 30, 2019 financial statements;
d)    the Borrower has full power and authority to execute this Amendment and no consents are required for such execution other than any consents which have already been obtained; and
e)    all representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of the date hereof both before and after giving effect to this Amendment, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date, and except that for purposes of this clause (e), the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.
7.    The effectiveness of this Amendment shall be conditioned on the following:
a)    The representations and warranties in Section 6 being true and correct.
b)    Any fees required to be paid to the Administrative Agent or any Lender in connection with this Amendment on or before the Closing Date shall have been paid.
c)    Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) including such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
8.    Except as specifically modified hereby, the Credit Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed. All references in the Loan Documents to the “Credit Agreement” henceforth shall be deemed to refer to the Credit Agreement as amended by this Amendment.
9.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
10.    This Amendment shall become effective when it has been executed by the Borrower, the Administrative Agent, and the Required Lenders.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Black Creek Diversified Property Fund Inc., a Maryland corporation, its sole general partner

By:    /s/ Lainie P. Minnick
Name:    Lainie P. Minnick
Title:    Chief Financial Officer

[Signature Page to Credit Agreement with
Black Creek Diversified Property Operating Partnership LP]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:    /s/ Craig V. Koshkarian
Name:    Craig V. Koshkarian
Title:    Director

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with
Black Creek Diversified Property Operating Partnership LP]

REGIONS BANK, as Syndication Agent and as a Lender
By: /s/ Ghi S. Gavin
Name: Ghi S. Gavin
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with
Black Creek Diversified Property Operating Partnership LP]

CAPITAL ONE, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender
By: Jessica Phillips
Name: Jessica Phillips
Title: Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with
Black Creek Diversified Property Operating Partnership LP]

MUFG UNION BANK, N.A., as a Lender
By: /s/ Katherine Davidson
Name: Katherine Davidson
Title: Director